Exhibit 99.4

CONSENT OF OLIVER WYMAN INC.

Oliver Wyman, Inc. hereby consents to (i) references to our name, (ii) inclusion of information and data contained in our report entitled “ONLINE RETAIL SECURITIES MARKET” (together with any subsequent amendments made by us thereto, the “Report”) and (iii) citation of the Report, in each case, in this Registration Statement on Form F-1 (and in all subsequent amendments) in connection with the proposed initial public offering of Futu Holdings Limited (the “Company”), in the prospectus contained therein, and in any other future filings or correspondence with the U.S. Securities and Exchange Commission (the “SEC”). We further hereby consent to the filing of this letter as an exhibit to such Registration Statement and any amendments thereto with the SEC.

/s/ Cliff Sheng
Name: Cliff Sheng
Title: Partner
Oliver Wyman, Inc.
Room 904, Central Plaza
18 Harbor Road
Wanchai
Hong Kong